CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Energy & Engine Technology Corporation and Subsidiaries on Form SB-2 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 8, 2005 (except for Note 16(D) as to which the date is March 10, 2005, Note 16(E) and Note 16(F) as to which the date is March 16, 2005, Note 16(G) as to which the date is April 13, 2005, Note 16(H) as to which the date is March 31, 2005, and Note 16(L) as to which the date is April 8, 2005) relating to the consolidated financial statements for the years ended December 31, 2004 and 2003, of Energy & Engine Technology Corporation and Subsidiaries appearing in the Prospectus, which is a part of such Registration Statement on Form SB-2.

New York, New York
June 1, 2005

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